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                                                                   EXHIBIT 23h16



                        TRANSFER AND ASSUMPTION AGREEMENT
                         (SUB-TRANSFER AGENCY AGREEMENT)


         AGREEMENT, made this 30th day of March, 2001, by and between Old Kent Securities Corporation ("OKSC"), a Michigan corporation and a wholly owned subsidiary of Old Kent Financial Corporation, and Fifth Third Bank ("Fifth Third"), a wholly owned subsidiary of Fifth Third Bancorp.

         WHEREAS, OKSC serves as the transfer agent to Kent Funds, a registered open-end management investment company organized as a Massachusetts business trust (the "Trust"), pursuant to a Transfer Agency Agreement between the Trust and OKSC dated December 1, 1999;

         WHEREAS, OKSC has retained BISYS Fund Services Ohio, Inc. ("BISYS") to assist it in performing certain transfer agency services for the Trust pursuant to a Sub-Transfer Agency Agreement between OKSC and BISYS dated December 1, 1999 ("Sub-Transfer Agency Agreement");

         WHEREAS, on or about April 2, 2001 ("Merger Date"), Old Kent Financial Corporation and Fifth Third Bancorp will merge and as a result of such merger it is expected that OKSC will cease to exist;

         WHEREAS, OKSC wishes to assign, transfer and convey to Fifth Third, and Fifth Third wishes to assume, the Sub-Transfer Agency Agreement and all of OKSC's respective interests, rights, responsibilities and obligations under the Sub-Transfer Agency Agreement;

         WHEREAS, the Board of Trustees of the Trust has authorized such transfer by OKSC and assumption by Fifth Third; and

         WHEREAS, BISYS has consented and agreed to such transfer by OKSC and assumption by Fifth Third and BISYS has waived any and all provisions of the Sub-Transfer Agency Agreement that provide for automatic termination in the event of an assignment, such consent, agreement and waiver being conclusively evidenced by BISYS' signature below.

         NOW, THEREFORE, it is agreed as follows:

         1. Substitution of Party. Effective on the Merger Date, OKSC hereby assigns, transfers and conveys to Fifth Third, and Fifth Third hereby assumes, all of the interests, rights, responsibilities and obligations of OKSC under the Sub-Transfer Agency Agreement, and thereafter Fifth Third shall be deemed a party in lieu of OKSC to such Sub-Transfer Agency Agreement. Notwithstanding the foregoing, this Agreement shall not become effective unless and until the date of the merger between Fifth Third Bancorp and Old Kent Financial Corporation.


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     2.   Performance of Duties. Fifth Third hereby assumes and agrees to perform all of OKSC's duties and obligations under the Sub-Transfer Agency Agreement and be subject to all of the terms and conditions of said Sub-Transfer Agency Agreement as if they applied expressly to Fifth Third. Fifth Third hereby warrants that it is a registered transfer agent under the Securities Exchange Act of 1934, as amended.

     3. All parties hereby agree that this Agreement shall be attached to and made a part of the Sub-Transfer Agency Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first written above.


                                       OLD KENT SECURITIES CORPORATION

                                       By:      /s/ Mark S. Crouch
                                            -----------------------------------
                                                Mark S. Crouch

                                       Its:     President
                                             ----------------------------------

                                       FIFTH THIRD BANK

                                       By:      /s/ James D. Berghausen
                                            -----------------------------------


                                       Its:     SVP & CIO
                                             ----------------------------------

Agreed and consented to by:

BISYS FUND SERVICES OHIO, INC.

By:      /s/
     -----------------------------


Its:
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